Exhibit 99.1

      SUPERIOR ESSEX IN EXCLUSIVE NEGOTIATIONS TO PURCHASE STAKE IN NEXANS'
                     EUROPEAN AND CHINESE MAGNET WIRE ASSETS

ATLANTA, Feb. 3 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX) today announced that it has signed a non-binding Memorandum Of Understanding ("MOU") with Nexans (NEXS.PA) regarding the acquisition of majority control of Nexans' magnet wire operations in Europe and China.

In Europe, the proposed transaction under discussion between the parties would involve a joint venture combining Nexans' European magnet wire and enamel businesses with Superior Essex's U.K. magnet wire business. The combined entity would be majority owned by Superior Essex, with Nexans retaining a meaningful minority position. The Company estimates that 2004 pro forma revenues for the proposed joint venture would be approximately $400 million (at current exchange rates), making it the largest magnet wire business in Europe.

Separately, the MOU includes negotiations for the purchase by Superior Essex of Nexans' stake in Nexans Tianjin, a Chinese magnet wire joint venture. Nexans currently owns an 80% share of the entity, with the remainder owned by TMEIC. Total 2004 revenues for this entity totaled approximately $15 million.

Under the MOU, Superior Essex's total cash investment for both the European joint venture and Chinese stake would be approximately $32 million. It is expected that the combined transactions would be accretive to Superior Essex.

Closing of the transaction is subject to a number of conditions, including among others successful due diligence and execution of a definitive binding purchase agreement.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at www.superioressex.com .

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Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to successfully complete and integrate our acquisition of assets from Belden and Nexans and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003.

SOURCE  Superior Essex Inc.
    -0-                             02/03/2005
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /